Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Three Months and Year Ended December 31, 2020

Brookfield, WI, February 24, 2021 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three months and year ended December 31, 2020.  For the three months ended December 31, 2020, net income was $504,000, or $0.07 per diluted share, compared to $550,000, or $0.07 per diluted share, for the three months ended December 31, 2019, an 8.4% decrease quarter to quarter. Net income was $1,831,000, or $0.26 per diluted share, for the year ended December 31, 2020 compared to $1,556,000, or $0.20 per diluted share, for the year ended December 31, 2019, an increase of 17.7%, period to period.

Mitchell Bank Acquisition and Share Repurchase Program

On December 31, 2020, the Bank completed the acquisition of substantially all the assets and substantially all the liabilities of Mitchell Bank, a Wisconsin-chartered commercial bank headquartered in Milwaukee, Wisconsin. The purchase price, paid in cash, was $5.0 million for $61.7 million in assets and $56.7 million in liabilities, including $45.6 million in cash and investments, $14.3 million in loans and $56.6 million in deposits. As a result of the transaction, the Bank recorded a bargain purchase gain of $7,000.

The Company’s Board of Directors has authorized a stock repurchase program of up to 10% of the Company’s outstanding shares of stock. This is the Company’s first repurchase program since completing its second step conversion in January 2020.

Repurchases will be made from time to time in the open market, through block trades, in privately negotiated stock purchases or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  Such repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Open market purchases will be conducted in accordance with the limitations set forth in Rule 10b-18 of the Securities and Exchange Commission and other applicable legal requirements.

Edward H. Schaefer, President and CEO, stated, “We are excited to have completed the Mitchell Bank acquisition, adding significant core deposits to profitably grow our franchise. Although we incurred acquisition related expenses of $115,000 in the fourth quarter that negatively affected quarterly earnings, we believe these expenses will significantly reduce after the core conversion in the second quarter of 2021. The acquisition, although small in size, is a great learning experience for our team as we look for future acquisitions to profitably grow our footprint in southeastern and south central Wisconsin”

Financial Highlights at December 31, 2020

•At December 31, 2020, the Bank had a Tier 1 Risk-Based Capital ratio of 33.1%.
•At December 31, 2020, the allowance for loan losses was 1.29% of total loans and 269.0% of non-performing loans.
•For the year ended December 31, 2020, the Bank had an efficiency ratio of 68.2%, down from 72.3% for the year ended December 31, 2019.

Income Statement and Balance Sheet Overview

Total interest and dividend income decreased $49,000, or 1.7%, to $2.8 million for the three months ended December 31, 2020 compared to $2.9 million for the three months ended December 31, 2019.  Average interest-earning assets increased $25.6 million, or 10.3%, to $274.4 million for the three months ended December 31, 2020 compared to $248.8 million for the three months ended December 31, 2019, and the weighted average yield on interest-earning assets decreased 50 basis points when comparing the 2020 and 2019 periods. The decrease in average yield was primarily the result of lower market interest rates and increased market competition.

Total interest expense decreased $374,000, or 56.8%, to $284,000 for the three months ended December 31, 2020 compared to $658,000 for the three months ended December 31, 2019.  Average interest-bearing liabilities decreased $12.1 million, or 7.1%, to $157.5 million for the three months ended December 31, 2020 from $169.6 million for the three months ended December 31, 2019. The rate paid on interest-bearing liabilities decreased 83 basis points to 0.72% for the three months ended December 31, 2020 compared to 1.55% for the three months ended December 31, 2019.

Net interest margin was 3.69% for the three months ended December 31, 2020, compared to 3.55% for the three months ended December 31, 2019.

The loan loss provision was $205,000 for the three months ended December 31, 2020 compared to $1,000 for the three months ended December 31, 2019.  The change was primarily the result of an increase in the specific reserve on a loan that was nonperforming prior to the pandemic. At December 31, 2020, our allowance for loan losses was $2.8 million, or 1.29%, of total loans. At December 31, 2020, the Bank’s allowance for loan losses excluding government guaranteed PPP loans was 1.34% of total loans.

Noninterest income decreased $34,000, or 8.1% to $386,000 for the three months ended December 31, 2020 compared to $420,000 for the three months ended December 31, 2019.  Contributing to the change was a decrease in service charge and fee income of $108,000 offset by an increase in the gain on sale of loans of $59,000.

Noninterest expense increased $115,000 to $2.0 million for the three months ended December 31, 2020 compared to $1.9 million for the three months ended December 31, 2019.  The increase was primarily the result of an increase in data processing expenses of $288,000 in part due to the Mitchell Bank acquisition.

Total assets increased $46.8 million, or 16.0%, to $339.0 million at December 31, 2020 from $292.2 million at December 31, 2019. The increase was primarily the result of the acquisition of the assets of Mitchell Bank.

Nonaccrual loans were $1.0 million, or 0.48% of total loans, at December 31, 2020. At December 31, 2019 nonaccrual loans were $1.1 million, or 0.56% of total loans. Non-performing assets were $1.2 million, or 0.35% of total assets, at December 31, 2020 compared to $1.2 million, or 0.39% of total assets, at December 31, 2019.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through five branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

December 31, 2020 (Unaudited) and December 31, 2019

(In thousands)

	December 31,	December 31,
Assets	2020	2019

Cash and cash equivalents	$ 41,479	$ 39,377
Available for sale securities, stated at fair value	64,243	48,179
Net Loans	216,431	189,491
Premises and equipment, net	5,594	4,807
Foreclosed assets	125	84
Other assets	11,100	10,280

TOTAL ASSETS	$ 338,972	$ 292,218

Liabilities and Equity

Deposits and escrow	$ 226,625	$ 217,298
Borrowings	7,500	11,500
Other liabilities	1,582	1,550
Total liabilities	235,707	230,348

Total equity	103,265	61,870

TOTAL LIABILITIES AND EQUITY	$ 338,972	$ 292,218

FFBW, Inc.

Condensed Statements of Income

Three Months Ended December 31, 2020 and 2019 (Unaudited)

(In thousands, except share data)

	2020	2019

Interest and dividend income:	$ 2,816	$ 2,865

Interest expense:	284	658

Net interest income	2,532	2,207
Provision for loan losses	205	1

Net interest income after provision for loan losses	2,327	2,206

Noninterest income:	386	420

Noninterest expense:	2,012	1,897

Income before income taxes	701	729
Provision for income taxes	197	179

Net income (loss)	$ 504	$ 550

Earnings (loss) per share
Basis	$ 0.07	$ 0.07
Diluted	$ 0.07	$ 0.07